Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-162206 and 333-165513 and Form S-8 Nos. 333-165508, 333-181744, 333-204236, 333-218073 and 333-231699) of Iridium Communications Inc. of our reports dated February 11, 2021, with respect to the consolidated financial statements of Iridium Communications Inc. and the effectiveness of internal control over financial reporting of Iridium Communications Inc. included in this Amendment No. 1 to the Annual Report on Form 10-K/A of Iridium Communications Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Tysons, Virginia
March 31, 2021